FOR IMMEDIATE RELEASE                                          Contact: Jim Matthews
                                           Vice President, Treasurer
                                                                 770-395-4577

Georgia Gulf Corporation Has Received the Requisite Consents Pursuant to its Tender Offer and Consent Solicitation for its 10 3/8% Senior Subordinated Notes

    ATLANTA, Ga., November 17, 2003 – Georgia Gulf Corporation (GGC) announced today that it has received tenders and related consents from holders of its 10 3/8% Senior Subordinated Notes due 2007 (the "Notes") sufficient to amend the Indenture governing such Notes. On November 3, 2003, Georgia Gulf commenced a tender offer and consent solicitation in connection with the $200 million outstanding principal amount of the Notes. The consent date relating to the consent solicitation expired today (Monday, November 17, 2003) at 5:00 P.M., New York City time. On or prior to the consent date, holders of approximately 66% of the outstanding principal amount of the Notes had tendered their Notes and consented to the proposed amendments to the Indenture governing the Notes and related documents.
As a result, Georgia Gulf has executed a supplemental indenture relating to the Notes that effectuates the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement. These amendments will not become operative, however, unless and until the Notes tendered are accepted for payment for pursuant to the terms of the tender offer. When the amendments become operative, they will be binding on the holders of Notes not tendered for purchase in the tender offer.
    Under the terms of the tender offer, holders must have tendered their Notes and delivered the related consents on or prior to the consent date in order to receive the consent payment of $20.00 in addition to the purchase price of $1,033.13 per $1,000 principal amount of Notes, assuming the Notes are accepted in the tender offer. Holders that tender their Notes after the consent date has expired (but prior to the expiration of the tender offer) will receive the purchase price of $1,033.13 per $1,000 principal amount validly tendered and not withdrawn that are accepted but will not be eligible to receive the consent payment. The tender offer for the Notes (without the associated consent payment) is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, December 2, 2003, unless extended or earlier terminated.
    The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated November 3, 2003, and related Letter of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offer and consent solicitation.
J.P. Morgan Securities Inc. and Banc of America Securities LLC are acting as the Dealer Managers and Solicitation Agents for the tender offer and consent solicitation. SunTrust Bank is acting as the Depositary and Trustee in the tender offer and consent solicitation. D. F. King & Co., Inc. is acting as the Information Agent in the tender offer and consent solicitation.
    This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.
    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf’s chlorovinyl products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf’s primary aromatic products include cumene, phenol and acetone.

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This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2002 and our subsequent reports on Form 10-Q.

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